Exhibit 99.1

FOR IMMEDIATE RELEASE May 20, 2010 FOR FURTHER INFORMATION CONTACT DAVID A. BOCHNOWSKI (219) 853-7575

Leane English Cerven Joins Peoples Bank

Munster, Indiana—David A. Bochnowski, Chairman and Chief Executive Officer of the NorthWest Indiana Bancorp and its operating subsidiary, Peoples Bank, announced today that Leane English Cerven has joined both companies as Vice-President General Counsel and Corporate Secretary.

Cerven replaces Jon E. DeGuilio, Executive Vice-President, General Counsel, and Corporate Secretary of both companies who resigned his positions effective May 20th upon his confirmation by the United States Senate and appointment by President Obama to serve as a United States District Court Judge in the Northern District of Indiana.

“The NorthWest Indiana Bancorp is pleased to have Leane Cerven join the Peoples team.  Leane has exceptional experience in banking law and regulation and brings the added plus of her experience in our community,” said Bochnowski.

Cerven previously served as an associate attorney at Mayer, Brown & Platt in Chicago and as Vice-President and Legal Counsel at Bank One in Chicago.  She received her Juris Doctor degree from Valparaiso University where she was a Law Journal editor. Her community activities include the Northwest Indiana Symphony, Munster schools, Tri-Kappa, and the Bioethics Committees of both St. Catherine’s Hospital and St. Mary’s Hospital.  Cerven is also fluent in Spanish.